Exhibit 4.1


                         SEVENTH SUPPLEMENTAL INDENTURE

     THIS SEVENTH SUPPLEMENTAL INDENTURE dated as of March 12, 2007 (this "Supplemental Indenture"), among Pioneer Natural Resources Company, a Delaware corporation (the "Company"), Pioneer Natural Resources USA, Inc., a Delaware corporation, for purposes of agreeing to make certain guarantees pursuant to
Section 5 hereof (the "Guarantor"), The Bank of New York Trust Company, N.A., a national banking association organized under the laws of the United States of America, as successor trustee under the Indenture (the "Original Trustee"), and Wells Fargo Bank, National Association, national banking association organized under the laws of the United States of America, as series trustee for the Notes (the "Series Trustee"). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Indenture referred to below.

                                    RECITALS

     A. The Company and The Bank of New York, a New York banking corporation (the "Prior Trustee"), entered into that certain Indenture, dated as of January 13, 1998 (the "Indenture"), pursuant to which the Company may from time to time issue its debentures, notes, bonds or other evidences of indebtedness (collectively, the "Debt Securities").

     B. The Company, the Prior Trustee and the Original Trustee are parties to that certain Agreement of Resignation, Appointment and Acceptance, dated as of February 21, 2005, pursuant to which the Prior Trustee resigned as trustee under the Indenture and the Original Trustee was appointed as successor trustee under the Indenture.

     C. Section 9.01 of the Indenture provides that the Company, when authorized by a resolution of the Board of Directors of the Company, and the Trustee may, without the consent of the holders of the Debt Securities, enter into a supplemental indenture to establish the form or terms of Debt Securities of any series as permitted by Sections 2.01 and 2.03 of the Indenture.

     D. Section 7.08 of the Indenture provides that the Company may appoint a separate Trustee for any one or more series of Debt Securities.

     E. The Company desires to issue, and upon certain events specified in this Supplemental Indenture, the Guarantor desires to agree to be obligated to guarantee, $500,000,000 aggregate principal amount of 6.65% Senior Notes due 2017 (the "Notes") and in connection therewith, the Company and the Guarantor have duly determined to make, execute and deliver this Supplemental Indenture to set forth the terms and provisions of the Notes as required by the Indenture.

     F. The Company desires to appoint the Series Trustee to serve as the Trustee under the Indenture with respect to, and only with respect to, the Notes.

     G. The Company has requested that the Original Trustee enter into this Supplemental Indenture in connection with the appointment of the Series Trustee with all the rights, powers, and duties of the Trustee with respect to, and only with respect to, the Notes and for the purpose of supplementing and amending
Section 9.01 of the Indenture to effect such appointment.
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     H. The  Company  has  determined   that  this   Supplemental  Indenture  is
authorized or permitted by Sections 9.01 and 7.08 of the Indenture and has delivered to the Original Trustee and the Series Trustee an Opinion of Counsel to that effect and an Opinion of Counsel and Officers' Certificate to the effect that all conditions precedent provided for in the Indenture to the execution and delivery of this Supplemental Indenture have been complied with.

     I. All things necessary to make this Supplemental Indenture a valid and legally binding indenture and agreement according to its terms, and a valid and legally binding amendment of, and supplement to, the Indenture have been done.

     NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Series Trustee and the Holders of the Notes:

                                    AGREEMENT

     Section 1. Appointment and Acceptance by Series Trustee.

     (a) Pursuant to the Indenture and this Supplemental Indenture, the Company hereby appoints the Series Trustee as Trustee under the Indenture with respect to, and only with respect to, the Notes. Pursuant to the Indenture, all the rights, powers and duties of the Trustee under the Indenture shall be vested in the Series Trustee with respect to the Notes, and there shall continue to be vested in the Original Trustee all of its rights, powers and duties as Trustee under the Indenture with respect to all of the series of Debt Securities to which it has served and continues to serve as Trustee under the Indenture.

     (b) The Series Trustee hereby represents that it is qualified and eligible under the provisions of Section 7.10 of the Indenture and the provisions of the Trust Indenture Act of 1939 to accept its appointment as Trustee with respect to the Notes under the Indenture and hereby accepts the appointment as such Trustee.

     (c) Pursuant to the Indenture and this Supplemental Indenture, the Company hereby appoints the Series Trustee as "Debt Security Registrar," "authentication agent" and "paying agent" with respect to the Notes.

     Section 2. Notes. Pursuant to Section 2.03 of the Indenture, the terms and provisions of the Notes are as follows:

     (a) The title of the Notes shall be "6.65% Senior Notes due 2017."

     (b) The Notes shall be initially limited to $500,000,000 aggregate principal amount. The Company may, without the consent of the Holders of the Notes, increase such aggregate principal amount in the future, on the same terms and conditions and with the same CUSIP numbers as the Notes. The Company shall not issue any such additional Notes unless the additional Notes are fungible with the Notes for United States federal income tax purposes.

     (c) The Notes shall not require any principal or premium payments prior to maturity on March 15, 2017.
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     (d) The rate at which  the Notes  shall  bear  interest  shall be 6.65% per annum; interest on the notes shall accrue from March 12, 2007, for the first interest payment and from the most recent interest payment date thereafter; the interest payment dates on which such interest shall be payable shall be March 15 and September 15, beginning September 15, 2007; and the record dates for the determination of the holders of the Notes to whom such interest is payable shall be the immediately preceding March 1 (for March 15 payment dates) and September 1 (for September 15 payment dates); the rate at which the overdue principal shall bear interest shall be 1% per annum in excess of the rate stated initially in this clause; and the rate at which overdue installments of interest shall bear interest shall be 1% per annum in excess of the rate stated initially in this clause to the extent lawful.

     (e) Payments of principal of and interest on the Notes represented by one or more Global Senior Notes initially registered in the name of The Depository Trust Company (the "Depositary") or its nominee with respect to the Notes shall be made by the Company through the Trustee in immediately available funds to the Depositary or its nominee, as the case may be.

     (f) The Notes shall be redeemable at any time, at the option of the Company, in whole or from time to time in part, at the price, and otherwise in accordance with the terms and provisions, set forth in Section 3 of this Supplemental Indenture and (to the extent they do not conflict with Section 3 of this Supplemental Indenture) the terms and provisions of Sections 3.03 and 3.04 of the Indenture.

     (g) The Notes shall be represented by one or more Global Senior Notes deposited with the Depositary and registered in the name of the nominee of the Depositary.

     (h) There shall be no mandatory sinking fund for the payments of the Notes.

     (i) As long as the Depositary or its nominee, or a successor Depositary or its nominee, is the registered owner of the Global Senior Notes relating to the Notes, owners of the beneficial interests in such Global Senior Notes shall not be entitled to have the Notes registered in their names and shall not receive or be entitled to receive physical delivery of Notes in definitive form except (i) as provided in Section 2.15(c) of the Indenture or (ii) if an Event of Default with respect to the Notes has occurred and is continuing.

     (j) Wells Fargo Bank, National Association shall be the series trustee for the Notes under the Indenture.

     (k) Article X of the Indenture shall apply to the Notes.

     (l) The Notes  shall not be  subordinated  pursuant  to the  provisions  of
Article XII of the Indenture. The Notes shall be senior unsecured obligations of the Company ranking pari passu with other existing and future senior unsecured indebtedness of the Company.

     (m) The Company shall be subject to all the covenants set forth in Article IV of the Indenture with respect to the Notes.

     (n) To the extent not set forth herein, the provisions of Section 2.03 of the Indenture are not applicable.
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     Section 3. Optional  Redemption  of Notes.  The Notes will be redeemable at any time, at the option of the Company, in whole or from time to time in part, upon not less than 30 and not more than 60 days' notice as provided in the Indenture, on any date prior to maturity (the "Redemption Date") at a price equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the Redemption Date (subject to the right of Holders of record on the relevant record date to receive interest due on any interest payment date that is on or prior to the Redemption Date) plus a Make-Whole Premium, if any (the "Redemption Price"). In no event will a Redemption Price ever be less than 100% of the principal amount of the Notes plus accrued and unpaid interest, if any, to the Redemption Date.

     The amount of the Make-Whole Premium with respect to any of the Notes (or portion thereof) to be redeemed will be equal to the excess, if any, of:

     (a) the sum of the present values, calculated as of the Redemption Date, of:

        (i) each interest payment that, but for such redemption, would have been payable on such Note (or portion thereof) being redeemed on each interest payment date occurring after the Redemption Date (excluding any accrued interest for the period prior to the Redemption Date); and

        (ii) the principal amount that, but for such redemption, would have been payable at the final maturity of such Note (or portion thereof) being redeemed; over

     (b) the principal amount of such Note (or portion thereof) being redeemed.

     The present values of interest and principal payments referred to in clause
(a) above will be determined in accordance with generally accepted principles of financial analysis. Such present values will be calculated by discounting the amount of each payment of interest or principal from the date that each such payment would have been payable, but for the redemption, to the Redemption Date at a discount rate equal to the Treasury Yield (as defined below) plus 50 basis points.

     The Make-Whole Premium will be calculated by an independent investment banking institution of national standing appointed by the Company; provided that if the Company fails to make such appointment at least 30 business days prior to the Redemption Date, or if the institution so appointed is unwilling or unable to make such calculation, such calculation will be made by an independent investment banking institution of national standing appointed by the Trustee (in any such case, an "Independent Investment Banker").

     For purposes of determining the Make-Whole Premium, "Treasury Yield" means a rate of interest per annum equal to the weekly average yield to maturity of United States Treasury Notes that have a constant maturity that corresponds to the remaining term to maturity of the applicable Notes, calculated to the nearest 1/12th of a year (the "Remaining Term"). The Treasury Yield will be determined as of the third business day immediately preceding the applicable Redemption Date.

     The weekly average yields of United States Treasury Notes will be determined by reference to the most recent statistical release published by the Federal Reserve Bank of New
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York and  designated  "H.15  (519)  Selected  Interest  Rates" or any  successor release (the "H.15 Statistical Release"). If the H.15 Statistical Release sets forth a weekly average yield for United States Treasury Notes having a constant maturity that is the same as the Remaining Term, then the Treasury Yield will be equal to such weekly average yield. In all other cases, the Treasury Yield will be calculated by interpolation, on a straight-line basis, between the weekly average yields on the United States Treasury Notes that have a constant maturity closest to and greater than the Remaining Term and the United States Treasury Notes that have a constant maturity closest to and less than the Remaining Term (in each case as set forth in the H.15 Statistical Release). Any weekly average yields so calculated by interpolation will be rounded to the nearest 1/100th of 1%, with any figure of 1/200th of 1% or above being rounded upward. If weekly average yields for United States Treasury Notes are not available in the H.15 Statistical Release or otherwise, then the Treasury Yield will be calculated by interpolation of comparable rates selected by the Independent Investment Banker.

     In the case of any partial redemption, selection of the Notes for redemption will be made by the Trustee on a pro rata basis, by lot or by such other method as the Trustee in its sole discretion shall deem to be fair and appropriate, although no such Note of $1,000 in original principal amount or less shall be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption relating to such Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Note.

     Section 4. Offer to Repurchase Upon a Change of Control Repurchase Event.

     (a) If a Change of Control Repurchase Event occurs, unless the Company has otherwise exercised its right to redeem the Notes, the Company will make an offer to each Holder of Notes to repurchase all or any portion (equal to $1,000 or an integral multiple of $1,000) of such Holder's Notes at a price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of repurchase (the "Change of Control Repurchase Event Payment"). Within 30 days following any Change of Control Repurchase Event, the Company will mail a notice (the "Change of Control Repurchase Event Offer") to each holder describing the transaction or transactions that constitute the Change of Control Repurchase Event and stating:

        (i) that the Change of Control Repurchase Event Offer is being made pursuant to the Change of Control Repurchase Event provisions of the Notes and that all Notes tendered will be accepted for payment;

        (ii) the purchase price and the purchase date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Repurchase Event Payment Date");

        (iii) that any Note not tendered will continue to accrue interest;

        (iv) that, unless the Company defaults in the payment of the Change of Control Repurchase Event Payment, all Notes accepted for payment pursuant to the Change of Control Repurchase Event Offer will cease to accrue interest after the Change of Control Repurchase Event Payment Date;
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        (v)   that Holders electing to have  any Notes  purchased pursuant  to a
Change of Control Repurchase Event Offer will be required to surrender the Notes to the paying agent at the address specified in the notice prior to the close of business on the third business day preceding the Change of Control Repurchase Event Payment Date;

        (vi) that Holders will be entitled to withdraw their election if the paying agent receives, not later than the close of business on the second business day preceding the Change of Control Repurchase Event Payment Date, a telegram, telex, facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing his election to have the Notes purchased; and

        (vii) that Holders whose Notes are being purchased only in part will be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1,000 in principal amount or an integral multiple thereof.

     The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

     (b) On the Change of Control Repurchase Event Payment Date, the Company will, to the extent lawful:

        (i) accept for payment all Notes or portions of Notes properly tendered pursuant to the Company's offer;

        (ii) deposit with the paying agent an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

        (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted, together with an Officers' Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

     The  paying  agent  will  promptly  mail to each  holder of Notes  properly tendered the purchase price for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new Note equal to the principal amount of any unpurchased portion of the Notes surrendered, if any; provided, that each new Note will be issued in denominations of $1,000 or integral multiples of $1,000.

     (c) Except as described above with respect to a Change of Control Repurchase Event, the Indenture does not contain any other provisions that permit the holders of the Notes to
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require  the  Company  to  repurchase  or  redeem  the  Notes in the  event of a takeover, recapitalization or similar transaction.

     (d) The Company will not be required to make a Change of Control Repurchase Event Offer if a third party makes an offer in the manner applicable to an offer made by the Company, at the times and otherwise in compliance with the requirements set forth in the Indenture, and such third party purchases all Notes properly tendered and not withdrawn under its offer.

     Section 5. Obligation to Guarantee. If at any time any of the Company's 8 1/4% Senior Notes due 2007, 6.50% Senior Notes due 2008, 5.875% Senior Notes due 2012, 5.875% Senior Notes due 2016, 6.875% Senior Notes due 2018 or 7.20% Senior Notes due 2028 (the "7.20% Notes," and collectively with all other senior notes, the "Existing Senior Notes") are guaranteed by the Guarantor pursuant to the terms of the Indenture or any applicable supplemental indenture related to such senior notes, then the Company, the Guarantor and the Trustee shall as soon as reasonably practicable thereafter execute and deliver a supplemental indenture to the Indenture pursuant to which the Guarantor shall unconditionally guarantee the Notes on substantially the same terms as the Guarantor shall have guaranteed the 7.20% Notes; provided, however, that if the Guarantor is not required to guarantee the 7.20% Notes or if the 7.20% Notes are no longer outstanding, then the Guarantor shall guarantee the Notes on substantially the same terms as the most recently issued series of Existing Senior Notes that are guaranteed. The Company, the Guarantor and the Trustee, as applicable, also shall execute and deliver such other documents, instruments or certificates as are reasonably necessary or appropriate to effect the required guarantee of the Notes.

     Section 6. Amendments to Sections 1.01, 2.02, 2.07, 2.15 and 13.03.

     (a) Section 1.01. Section 1.01 is hereby amended, solely with respect to the Notes, by:

        (i)   deleting  clause   (a)(iv)(A)  of   the  definition  of  "Adjusted
Consolidated Net Tangible Assets" and substituting therefor the following language "the net book value of other tangible assets of the Company and its Subsidiaries, as of a date no earlier than the date of the Company's latest annual or quarterly financial statement, and"; deleting the following language "Issue Date (including, without limitation, under the Credit Agreements)" at the end of clause (e) of the definition of "Permitted Liens" and substituting therefor the following language "date on which the 6.65% Senior Notes due 2017 of the Company were originally issued"; adding the following language "and Liens securing Non-Recourse Indebtedness; provided, however, that the related purchase money Indebtedness and Non-Recourse Indebtedness, as applicable, shall not be secured by any Property or assets of the company or any Restricted Subsidiary other than the Property acquired by the Company with the proceeds of such purchase money Indebtedness or Non-Recourse Indebtedness, as applicable" after "Purchase Money Liens" in clause (i) of the definition of "Permitted Liens";

        (ii) deleting the definition of "Credit Agreements" and substituting therefor the definition "Credit Facility" as follows:
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     "Credit  Facility"  means,  with  respect to the  Company,  the credit facility made available to the Company pursuant to the Amended and Restated 5-Year Revolving Credit Agreement dated as of September 30, 2005, among the Company and the lenders named therein, together with any Refinancings thereof by a lender or a syndicate of lenders. It is understood and agreed that the Credit Facility may be refinanced, refunded, extended, renewed or replaced (through one or more such refinancings, refundings, extensions, renewals or replacements), as a whole, or in part, from time to time after the termination of the applicable Credit Facility"; and

        (iii) adding a definition of "Change of Control" as follows:

"Change of Control" means the occurrence of any of the following events:

        (a) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provisions to either of the foregoing) of persons become the "beneficial owners" (as defined in Rule 13d-3 under the Exchange Act, except that a person will be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company, whether as a result of the issuance of securities of the Company, any merger, consolidation, liquidation or dissolution of the Company or otherwise; or

        (b) the sale, transfer, assignment, lease, conveyance or other disposition, directly or indirectly, of all or substantially all the assets of the Company and its subsidiaries, considered as a whole (other than a disposition of such assets as an entirety or virtually as an entirety to a wholly-owned subsidiary) shall have occurred, or the Company merges, consolidates or amalgamates with or into any other person or any other person merges, consolidates or amalgamates with or into the Company, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Company is reclassified into or exchanged for cash, securities or other property, other than any such transaction where:

              (i) the outstanding Voting Stock of the Company is reclassified into or exchanged for other Voting Stock of the Company or for Voting Stock of the surviving corporation, and

              (ii) the holders of the Voting Stock of the Company immediately prior to such transaction own, directly or indirectly, not less than a majority of the Voting Stock of the Company or the surviving corporation immediately after such transaction and in substantially the same proportion as before the transition; or

        (c) during any period, individuals who at the beginning of such period constituted the Board of Directors (together with any new directors whose election or appointment by such Board or whose nomination for election by the stockholders of the Company was approved by a vote of not less than a majority of the directors then still in
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office  who were  either  directors  at the  beginning  of such  period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors then in office; or

        (d) the stockholders of the Company shall have approved any plan of liquidation or dissolution of the Company.

        (iv) adding a definition of "Change of Control Repurchase Event" as follows:

"Change of Control Repurchase Event" means the occurrence of both a Change of Control and a Rating Decline.

        (v)   adding a definition of "Investment Grade" as follows:

"Investment Grade" means BBB- or higher by S&P and Baa3 or higher by Moody's, or the equivalent of such ratings by S&P or Moody's, or, if either S&P and Moody's shall not make a rating on the notes publicly available, another Rating Agency.

        (vi)  adding a definition of "Moody's" as follows:

"Moody's" means Moody's Investors Service, Inc.

        (vii) adding a definition of "Non-Recourse Indebtedness" as follows:

"Non-Recourse Indebtedness" means Indebtedness or that portion of Indebtedness of the Company incurred in connection with the acquisition by the Company of any Property and as to which:

        (a) the holders of such Indebtedness agree in writing that they will look solely to the Property so acquired and securing such Indebtedness for payment on or in respect of such Indebtedness and

        (b) no default with respect to such Indebtedness would permit (after notice or passage of time or both), according to the terms of any other Indebtedness of the Company or a Restricted Subsidiary, any holder of such other Indebtedness to declare a default under such other Indebtedness or cause the payment of such other Indebtedness to be accelerated or payable prior to its stated maturity.

        (viii)adding a definition of "Rating Agency" as follows:

"Rating Agency" means each of S&P and Moody's, or if S&P or Moody's or both shall not make a rating on the notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company (as certified by a resolution of the Company's board of directors) which shall be substituted for S&P or Moody's, or both, as the case may be.
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        (ix)  adding a definition of "Refinance" as follows:

"Refinance" means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such indebtedness. "Refinanced" and "Refinancing" shall have correlative meanings.

        (x)   adding a definition of "Rating Decline" as follows:

"Rating Decline" means the rating of the notes shall be decreased by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies, provided, however, if the rating of the notes by each of the Rating Agencies is Investment Grade, then "Rating Decline" will mean the rating of the notes shall be decreased by one or more gradations (including gradations within categories as well as between rating categories) by each Rating Agency so that the rating of the notes by each of the Rating Agencies falls below Investment Grade, on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period shall be extended so long as the rating of the notes is under publicly announced consideration for possible downgrade by either of the Rating Agencies; provided, that the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the notes).

        (xi)  adding a definition of "S&P" as follows:

"S&P" means Standard & Poor's Ratings Services, a division of The McGraw-Hill Companies, Inc.

        (xii) adding a definition of "Voting Stock" as follows:

"Voting Stock" of any person means all classes of capital stock or other interests (including partnership interests) of such person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof.

     (b) Section 2.02. Section 2.02 is hereby amended, solely with respect to the Notes, by deleting the form of the Trustee's Certificate of Authentication and substituting therefore the following:

                     TRUSTEE'S CERTIFICATE OF AUTHENTICATION

     This is one of the Debt Securities of the series designated therein referred to in the within-mentioned Indenture.

                                         Dated:

                                         WELLS FARGO BANK, NATIONAL ASSOCIATION,
                                         as Trustee


                                         By:  __________________________________
                                              Authorized Signature

     (c) Section 2.07. Section 2.07 is hereby amended, solely with respect to the Notes, by adding "the Underwriters," before "the Company" in the last sentence of Section 2.07.

     (d) Section 2.15. Section 2.15 is hereby amended, solely with respect to the Notes, by adding "the Underwriters," before "the Company" in the third sentence of subclause (v) of Section 2.15(c).

     (e) Section 13.03. Section 13.03 is hereby amended, solely with respect to the Notes, by deleting the second sentence thereof and substituting therefore the following:

     Except as otherwise expressly provided in this Indenture, any notice, direction, request or demand by the Company or by any Holder to or upon the Trustee may be given or made, for all purposes, by being deposited postage prepaid in a post office letter box in the United States addressed to the corporate trust office of the Trustee at 201 Main Street, Suite 301, Fort Worth, Texas 76102; Attention: Corporate Trust Trustee Administration.

     Section 7. Ratification. This Supplemental Indenture is executed and shall be construed as an indenture supplemental to the Indenture and, as provided in the Indenture, this Supplemental Indenture forms a part of the Indenture. Except to the extent amended by or supplemented by this Supplemental Indenture, the Company, the Guarantor and the Trustee hereby ratify, confirm and reaffirm the Indenture in all respects.

     Section 8. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which so executed shall be an original, but all such counterparts shall together constitute but one and the same instrument.

     Section 9. Governing Law. The laws of the State of New York shall govern the construction and interpretation of this Supplemental Indenture, without regard to principles of conflicts of laws.

     Section 10. Trustee Not Responsible for Recitals or Issuance of Notes. The recitals contained herein and in the Notes, except the Series Trustee's certificates of authentication, shall be taken as the statements of the Company, and the Series Trustee and the Original Trustee assume no responsibility for their correctness. The Series Trustee and the Original Trustee make no representations as to the validity or sufficiency of this Supplemental Indenture or of the Notes. The Series Trustee and the Original Trustee shall not be accountable for the use or application by the Company of Notes or the proceeds thereof.

                            [Signature Page Follows]

     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be signed on their behalf by their duly authorized representatives as of the date first above written:



                                 Pioneer Natural Resources Company



                                 By:    /s/ Mark H. Kleinman
                                        ----------------------------------------
                                 Name:  Mark H. Kleinman
                                 Title: Vice President, Corporate Secretary and
                                        Chief Compliance Officer


                                 Pioneer Natural Resources USA, Inc.



                                 By:    /s/ Mark H. Kleinman
                                        ----------------------------------------
                                 Name:  Mark H. Kleinman
                                 Title: Vice President, Corporate Secretary and
                                        Chief Compliance Officer


                                 Wells Fargo Bank, National Association,
                                 as Series Trustee



                                 By:    /s/ Patrick T. Giordano
                                        ----------------------------------------
                                 Name:  Patrick T. Giordano
                                 Title: Vice President


                                 The Bank of New York Trust Company, N.A., as Original Trustee



                                 By:    /s/ Mauri J. Cowen
                                        ----------------------------------------
                                 Name:  Mauri J. Cowen
                                 Title: Vice President


                                 SIGNATURE PAGE
                         SEVENTH SUPPLEMENTAL INDENTURE